Exhibit 99.1

OneWater Marine Inc. Announces Record Fiscal Fourth Quarter and Full-Year 2022 Results
Robust demand and improved diversification deliver another outstanding fiscal year

Fiscal Year 2022 Highlights
•	Record revenue increased 42% to $1.74 billion
•	Same-store sales increased 12%
•	Gross profit margin expanded 260 basis points to 31.7%
•	Record Net income increased 31% to $153 million
•	Net income per diluted share attributable to OneWater increased 31% to $9.13
•	Record Adjusted EBITDA[1] increased 59% to $248 million
•	Completed eight strategic acquisitions and announced two acquisitions that are expected to close in the first quarter of fiscal 2023

BUFORD, GA – November 15, 2022 – OneWater Marine Inc. (NASDAQ: ONEW) (“OneWater” or the “Company”) today announced results for its fiscal fourth quarter and year ended September 30, 2022.

“We closed out another successful year, with fiscal 2022 revenues growing 42% and Adjusted EBITDA1 growing 59%. Our team executed flawlessly despite challenges spurred on by a constrained supply chain and strong consumer demand throughout the year,” commented Austin Singleton, Chief Executive Officer at OneWater. “Our robust acquisition cadence, coupled with our focus on diversifying our business to expand our finance and insurance, and parts and service revenue, has established a proven model that continues to outperform the industry.”

“Recently, we have seen a strong start to the boat show season, reinforcing the healthy demand environment. As we look to fiscal year 2023, we are confident that our strategy will propel us forward to deliver long-term value for all our stakeholders,” concluded Mr. Singleton.

For the Three Months Ended September 30	2022	2021	$ Change	% Change
	(unaudited, $ in thousands)
Revenues
New boat	$236,227	$192,976	$43,251	22.4%
Pre-owned boat	67,348	50,638	16,710	33.0%
Finance & insurance income	12,743	9,678	3,065	31.7%
Service, parts & other	81,205	27,013	54,192	200.6%
Total revenues	$397,523	$280,305	$117,218	41.8%

Fiscal Fourth Quarter 2022 Results

Revenue for fiscal fourth quarter 2022 was $397.5 million, an increase of 41.8% compared to $280.3 million in fiscal fourth quarter 2021. The growth was primarily attributable to both sales of acquired businesses, with strong contribution from acquired revenues related to service, parts and other sales, as well as an increase in same-store sales. During fiscal fourth quarter 2022 same-store sales increased 4% compared to fiscal fourth quarter 2021, primarily as a result of the continued strong demand environment. Hurricane Ian, which hit late in the fourth quarter, negatively impacted sales by approximately $25 million.

1 See reconciliation of Non-GAAP financial measures below.

New and pre-owned boat revenue increased 22.4% and 33.0%, respectively, compared to the prior year quarter, driven by an increase in the unit sales of new and pre-owned boats. Finance & insurance income was up 31.7% and service, parts and other sales was up 200.6%, both compared to the prior year quarter, largely as a result of the Company’s newly acquired businesses and same-store sales growth.

Gross profit totaled $126.2 million for fiscal fourth quarter 2022, up $36.9 million from $89.3 million for fiscal fourth quarter 2021. Gross profit margin of 31.7% was down slightly compared to the prior year period due to the shift in the mix and size of boat models sold during the quarter partially offset by the significant increase in higher margin service, parts & other income.

Fiscal fourth quarter 2022 selling, general and administrative expenses totaled $79.7 million, or 20.0% of revenue, compared to $55.4 million, or 19.8% of revenue, in fiscal fourth quarter 2021. The slight increase in selling, general and administrative expenses as a percentage of revenue was due mainly to newly acquired businesses.

Net income for fiscal fourth quarter 2022 totaled $22.3 million, compared to $22.5 million in fiscal fourth quarter 2021. Earnings per diluted share for fiscal fourth quarter 2022 was $1.28 per diluted share, compared to $1.35 per diluted share in 2021. For fiscal fourth quarter 2022, charges related to transaction costs, contingent consideration and costs incurred related to Hurricane Ian adversely impacted net income and diluted earnings per share. These amounts, tax effected at 25%, were approximately $0.17 per diluted share.

Fiscal fourth quarter 2022 Adjusted EBITDA1 increased 35.3% to $45.4 million compared to $33.6 million for fourth quarter 2021.

For the Twelve Months Ended September 30	2022	2021	$ Change	% Change
	(unaudited, $ in thousands)
Revenues
New boat	$1,139,331	$872,680	$266,651	30.6%
Pre-owned boat	294,832	216,416	78,416	36.2%
Finance & insurance income	55,977	42,668	13,309	31.2%
Service, parts & other	254,682	96,442	158,240	164.1%
Total revenues	$1,744,822	$1,228,206	$516,616	42.1%

Fiscal Year Ended September 30, 2022 Results

Revenue for the fiscal year ended September 30, 2022 increased 42.1% to $1,744.8 million from $1,228.2 million for the fiscal year ended September 30, 2021, driven by an increase in average unit price of new boats, an increase in unit sales of pre-owned boats, and acquisitions completed during the year, which contributed to a 164% increase in service, parts and other sales compared to the prior year. Same store sales increased 12% compared to the prior year.

Gross profit totaled $553.6 million for the fiscal year 2022, compared to $357.5 million for the fiscal year 2021. Gross profit margin of 31.7% increased 260 basis points compared to the prior year primarily due to the shift in the mix and size of boats sold, dynamic pricing and the significant increase in higher margin service, parts & other income.

Fiscal year 2022 selling, general and administrative expenses totaled $302.1 million, or 17.3% of revenue, compared to $199.0 million, or 16.2% of revenue in fiscal year 2021. The increase in selling, general and administrative expenses as a percentage of revenue was due mainly to higher variable personnel costs driven by the increased level of profitability in the fiscal year and increased costs given the current personnel environment.

1 See reconciliation of Non-GAAP financial measures below.

Net income for fiscal year 2022 totaled $152.6 million compared to $116.4 million in fiscal year 2021, an increase of 31.1%. The increase is primarily due to the increase in sales and gross margins in fiscal year 2022. Earnings per diluted share for fiscal year 2022 was $9.13, compared to $6.96 per diluted share in 2021. For fiscal year 2022 charges related to transaction costs, contingent consideration and costs incurred related to Hurricane Ian adversely impacted diluted earnings per share. These amounts, tax effected at 25%, were approximately $0.90 per diluted share. Fiscal year 2022 Adjusted EBITDA1 increased 58.9% to $247.6 million, excluding the costs associated with Hurricane Ian, compared to $155.8 million in fiscal year 2021.

As of September 30, 2022, the Company’s cash and cash equivalents balance was $42.1 million and total liquidity, including cash and availability under credit facilities, was in excess of $100.0 million. Total inventory as of September 30, 2022, increased sequentially to $373.0 million compared to $269.4 million on June 30, 2022, as industry-wide supply chain constraints began to ease during the fourth quarter and also due to inventory contributions from recently completed acquisitions.

Total long-term debt as of September 30, 2022, was $442.8 million, and adjusted long-term net debt (net of $42.1 million cash)1 was 1.6 times trailing twelve-month Adjusted EBITDA1.

Fiscal Year 2023 Guidance

For fiscal full year 2023, OneWater anticipates same store sales to be up low to mid-single digits, despite an expected challenging macroeconomic environment. Adjusted EBITDA2 is expected to be in the range of $250 million to $260 million and earnings per diluted share is expected to be in the range of $9.25 to $9.75. Both of which include the previously announced Taylor Marine Centers acquisition, which closed on October 1, 2022 but excludes the recently announced Harbor View Marine acquisition, that has yet to close, and others that may be completed during the fiscal year 2023.

Conference Call and Webcast

OneWater will host a conference call to discuss its fiscal fourth quarter earnings on Tuesday, November 15, 2022, at 8:30 am Eastern time.  To access the conference call via phone, participants will need to register using the following link where they will be provided a phone number and access code:
https://register.vevent.com/register/BI947af496713449f3bf4160df6596df01

Alternatively, a live webcast of the conference call can be accessed through the “Events” section of the Company’s website at https://investor.onewatermarine.com/ where it will be archived for one year.

1 See reconciliation of Non-GAAP financial measures below.
2 See reconciliation of Non-GAAP financial measures below for a discussion of why reconciliations of forward-looking Adjusted EBITDA are not available without unreasonable effort.

ONEWATER MARINE INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
($ in thousands except per share data)
(Unaudited)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2022	2021	2022	2021
Revenues
New boat	$236,227	$192,976	$1,139,331	$872,680
Pre-owned boat	67,348	50,638	294,832	216,416
Finance & insurance income	12,743	9,678	55,977	42,668
Service, parts & other	81,205	27,013	254,682	96,442
Total revenues	397,523	280,305	1,744,822	1,228,206

Gross Profit
New boat	61,247	52,032	305,305	210,916
Pre-owned boat	18,259	13,926	81,665	54,138
Finance and insurance	12,743	9,678	55,977	42,668
Service, parts & other	33,960	13,645	110,708	49,733
Total gross profit	126,209	89,281	553,655	357,455

Selling, general and administrative expenses	79,658	55,364	302,113	199,049
Depreciation and amortization	5,056	1,595	15,605	5,411
Transaction costs	2,566	236	7,724	869
Change in fair value of contingent consideration	(642)	2,872	10,380	3,249
Income from operations	39,571	29,214	217,833	148,877

Other expense (income)
Interest expense – floor plan	1,591	360	4,647	2,566
Interest expense – other	5,264	1,122	13,201	4,344
Loss on extinguishment of debt	356	-	356	-
Other expense (income), net	3,302	(1)	3,793	(248)
Total other expense (income), net	10,513	1,481	21,997	6,662
Income before income tax expense	29,058	27,733	195,836	142,215
Income tax expense	6,770	5,243	43,225	25,802
Net income	22,288	22,490	152,611	116,413
Less: Net income attributable to non-controlling interests	1,028	-	2,998	-
Less: Net income attributable to non-controlling interests of One Water Marine Holdings, LLC	2,609	6,197	18,669	37,355
Net income attributable to OneWater Marine Inc.	$18,651	$16,293	$130,944	$79,058

Earnings per share of Class A common stock – basic	$1.32	$1.39	$9.44	$7.13
Earnings per share of Class A common stock – diluted	$1.28	$1.35	$9.13	$6.96

Basic weighted-average shares of Class A common stock outstanding	14,132	11,690	13,877	11,087
Diluted weighted-average shares of Class A common stock outstanding	14,618	12,080	14,337	11,359

ONEWATER MARINE INC.
CONSOLIDATED BALANCE SHEETS
($ in thousands, except par value and share data)
(Unaudited)

	September 30, 2022	September 30, 2021
Assets
Current assets:
Cash	$42,071	$62,606
Restricted cash	18,876	11,343
Accounts receivable, net	57,960	28,529
Inventories, net	372,959	143,880
Prepaid expenses and other current assets	75,024	34,580
Total current assets	566,890	280,938

Property and equipment, net	109,713	67,114
Operating lease right-of-use assets	123,955	89,141

Other assets:
Other assets	3,378	526
Deferred tax assets, net	8,433	29,110
Intangible assets, net	306,471	85,294
Goodwill	378,588	168,491
Total other assets	696,870	283,421
Total assets	$1,497,428	$720,614

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$27,306	$18,114
Other payables and accrued expenses	55,237	27,665
Customer deposits	65,460	46,610
Notes payable – floor plan	267,108	114,234
Current portion of operating lease liabilities	12,981	9,159
Current portion of long-term debt	21,642	11,366
Current portion of tax receivable agreement liability	2,363	482
Total current liabilities	452,097	227,630

Long-term Liabilities:
Other long-term liabilities	23,174	14,991
Tax receivable agreement liability	43,991	39,622
Noncurrent operating lease liabilities	112,127	80,464
Long-term debt, net of current portion and unamortized debt issuance costs	421,162	103,074
Total liabilities	1,052,551	465,781

Stockholders’ Equity:
Preferred stock, $0.01 par value, 1,000,000 shares authorized, none issued and outstanding as of September 30, 2022 and September 30, 2021	-	-
Class A common stock, $0.01 par value, 40,000,000 shares authorized, 14,211,621 shares issued and outstanding as of September 30, 2022 and 13,276,538 issued and outstanding as of September 30, 2021	142	133
Class B common stock, $0.01 par value, 10,000,000 shares authorized, 1,429,940 shares issued and outstanding as of September 30, 2022 and 1,819,112 issued and outstanding as of September 30, 2021	14	18
Additional paid-in capital	180,296	150,825
Retained earnings	204,880	74,952
Accumulated other comprehensive loss	(7)	-
Total stockholders’ equity attributable to OneWater Marine Inc.	385,325	225,928
Equity attributable to non-controlling interests	59,552	28,905
Total stockholders’ equity	444,877	254,833
Total liabilities and stockholders’ equity	$1,497,428	$720,614

ONEWATER MARINE INC.
Reconciliation of Non-GAAP Financial Measures
(amounts in thousands, except per share data)
(Unaudited)

	Three months ended September 30,		Twelve months ended September 30,
	2022	2021	2022		2021
Net income	$22,288	$22,490	$152,611		$116,413
Interest expense – other	5,264	1,122	13,201		4,344
Income tax expense	6,770	5,243	43,225		25,802
Depreciation and amortization	5,483	1,595	16,297		5,411
Change in fair value of contingent consideration	(642)	2,872	10,380		3,249
Loss on extinguishment of debt	356	-	356		-
Transaction costs	2,566	236	7,724		869
Other (income) expense, net	3,302	(1)	3,793		(248)
Adjusted EBITDA	$45,387	$33,557	$247,587		$155,840

Long-term debt (including current portion)			$442,804		$114,440
Less: Cash			(42,071)		(62,606)
Adjusted long-term net debt			$400,733		$51,834

Adjusted net debt leverage ratio			1.6	x	0.3	x

About OneWater Marine Inc.

OneWater Marine Inc. is one of the largest and fastest-growing premium marine retailers in the United States. OneWater operates a total of 98 retail locations, 12 distribution centers / warehouses and multiple online marketplaces in 20 different states, several of which are in the top twenty states for marine retail expenditures. OneWater offers a broad range of products and services and has diversified revenue streams, which include the sale of new and pre-owned boats, finance and insurance products, parts and accessories, maintenance, repair and other services.

Non-GAAP Financial Measures and Key Performance Indicators

This press release and our related earnings call contain certain non-GAAP financial measures, including Adjusted EBITDA and Adjusted Long-Term Net Debt, as measures of our operating performance. Management believes these measures may be useful in performing meaningful comparisons of past and present operating results, to understand the performance of the Company’s ongoing operations and how management views the business. Reconciliations of reported GAAP measures to adjusted non-GAAP measures are included in the financial schedules contained in this press release. These measures, however, should not be construed as an alternative to any other measure of performance determined in accordance with GAAP. Because our non-GAAP financial measures may be defined differently by other companies, our definition of these non-GAAP financial measures may not be comparable to similarly titled measures of other companies, thereby diminishing its utility. We have not reconciled non‐GAAP forward-looking measures, including Adjusted EBITDA guidance, to their corresponding GAAP measures due to the high variability and difficulty in making accurate forecasts and projections, particularly with respect to acquisition contingent consideration and transaction costs. Acquisition contingent consideration and transaction costs are affected by the acquisition, integration and post-acquisition performance of our acquirees which is difficult to predict and subject to change. Accordingly, reconciliations of forward-looking Adjusted EBITDA is not available without unreasonable effort.

Adjusted EBITDA

We define Adjusted EBITDA as net income (loss) before interest expense – other, income tax expense, depreciation and amortization and other (income) expense, further adjusted to eliminate the effects of items such as the change in fair value of contingent consideration, gain (loss) on extinguishment of debt and transaction costs. See reconciliation above.

Our board of directors, management team and lenders use Adjusted EBITDA to assess our financial performance because it allows them to compare our operating performance on a consistent basis across periods by removing the effects of our capital structure (such as varying levels of interest expense), asset base (such as depreciation and amortization) and other items (such as the change in fair value of contingent consideration, gain or loss on extinguishment of debt and transaction costs) that impact the comparability of financial results from period to period. We present Adjusted EBITDA because we believe it provides useful information regarding the factors and trends affecting our business in addition to measures calculated under GAAP. Adjusted EBITDA is not a financial measure presented in accordance with GAAP. We believe that the presentation of this non-GAAP financial measure will provide useful information to investors and analysts in assessing our financial performance and results of operations across reporting periods by excluding items we do not believe are indicative of our core operating performance.

Adjusted Long-Term Net Debt

We define Adjusted Long-Term Net Debt as long-term debt (including current portion) less cash. We consider, and we believe certain investors and analysts consider, adjusted long-term net debt, as well as adjusted long-term net debt divided by trailing twelve-month Adjusted EBITDA, to be an indicator of our financial leverage.

Same-Store Sales

We define same-store sales as sales from our stores excluding new and acquired stores. New and acquired stores become eligible for inclusion in the comparable store base at the end of the store’s thirteenth month of operations under our ownership and revenues are only included for identical months in the same-store base periods. Stores relocated within an existing market remain in the comparable store base for all periods. Additionally, amounts related to closed stores are excluded from each comparative base period. We use same-store sales to assess the organic growth of our revenue on a same-store basis.  We believe that our assessment on a same-store basis represents an important indicator of comparative financial results and provides relevant information to assess our performance.

Cautionary Statement Concerning Forward-Looking Statements

This press release and statements made during the above referenced conference call may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including regarding our strategy, future operations, financial position, prospects, plans and objectives of management, growth rate and its expectations regarding future revenue, operating income or loss or earnings or loss per share. In some cases, you can identify forward-looking statements because they contain words such as “may,” “will,” “will be,” “will likely result,” “should,” “expects,” “plans,” “anticipates,” “could,” “would,” “foresees,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential,” “outlook” or “continue” or the negative of these words or other similar terms or expressions that concern our expectations, strategy, plans or intentions. These forward-looking statements are not guarantees of future performance, but are based on management's current expectations, assumptions and beliefs concerning future developments and their potential effect on us, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. Our expectations expressed or implied in these forward-looking statements may not turn out to be correct.

Important factors, some of which are beyond our control, that could cause actual results to differ materially from our historical results or those expressed or implied by these forward-looking statements include the following: effects of industry wide supply chain challenges including a heightened inflationary environment and our ability to maintain adequate inventory, changes in demand for our products and services, the seasonality and volatility of the boat industry, fluctuation in interest rates, adverse weather events, our acquisition and business strategies, the inability to comply with the financial and other covenants and metrics in our credit facilities, cash flow and access to capital, effects of the COVID-19 pandemic and related governmental actions or restrictions on the Company’s business, risks related to the ability to realize the anticipated benefits of any proposed acquisitions, including the risk that proposed acquisitions will not be integrated successfully, the timing of development expenditures, and other risks. More information on these risks and other potential factors that could affect our financial results is included in our filings with the Securities and Exchange Commission, including in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of our Annual Report on Form 10-K for the fiscal year ended September 30, 2021 and in our subsequently filed Quarterly Reports on Form 10-Q, each of which is on file with the SEC and available from OneWater Marine’s website at www.onewatermarine.com under the “Investors” tab, and in other documents OneWater Marine files with the SEC. Any forward-looking statement speaks only as of the date as of which such statement is made, and, except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether because of new information, future events, or otherwise.

Investor or Media Contact:
Jack Ezzell
Chief Financial Officer
IR@OneWaterMarine.com